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                                                                    EXHIBIT 99.1



NEWS RELEASE

                  O .I. CORPORATION ANNOUNCES LETTER OF INTENT
                           WITH INTELLIGENT ION, INC.


College Station, Texas, October 26, 2004 - O.I. Corporation (the "Company") (NASDAQ Symbol: OICO) announced today that it has signed a non-binding letter of intent to acquire substantially all the assets of Intelligent Ion, Inc. (III). With this acquisition, the Company would end its previously announced strategic alliance with III and assume continued development of products, which were to be developed by III under a commercial agreement between the Company and III. The acquisition of the assets will be contingent on satisfactory completion of due diligence by the Company and the negotiation, execution and delivery of a definitive agreement approved by the boards of the respective parties and the shareholders of III.

The purchase price in the letter of intent is $600,000 and is subject to negotiation. The purchase price will be reduced by the amount III owes the Company under promissory notes for advances relating to development work under a commercial agreement. The amount due under such notes as of this release is approximately $347,500.

On December 11, 2003, the Company entered into a strategic alliance with Intelligent Ion, Inc. (III), which included a commercial agreement in the form of a Product Purchase Agreement (PPA) and an investment of $1,000,000 in Series A Preferred Stock. Under the PPA, the Company agreed to provide up to $1,350,000 in advances for product purchases contingent upon III's completion of certain product development milestones according to agreed upon specifications and dates.

III did not meet the fourth milestone in the timeframe established in the PPA, and on August 11, 2004, the Company agreed to the First Amendment to the PPA, including a revision to milestone due dates. Additionally, at that time, the Company agreed to terms under which III would attempt to raise additional funds through the sale of its equity. III was not successful in raising such additional funds, and the Company made advances prior to milestone completions to assist in III's cash flow needs.

Should the Company and III enter into a definitive agreement, the Company plans to continue certain III research and development activities, including hiring certain III personnel, purchasing III supplies and component products for experimental use, and assuming certain outsourcing and consulting service agreements. The Company expects that expenditures for these activities will increase the Company's research and development expenses. Such increase, together with other current or planned research and development projects, could result in a quarterly or annual operating loss for the Company. The Company believes it has sufficient working capital and cash from operations to maintain its commitment to these planned research and development projects.

The Company accounts for its investment in III Series A Preferred Stock using the equity method of accounting. The remaining book value of this investment on the Company's balance sheet was approximately $768,000. The Company plans to write off the remaining book value of this investment as of September 30, 2004.

O.I. Corporation provides innovative products for chemical analysis. The Company's products perform sample preparation, detection, analysis, measurement, and monitoring applications in food, beverage, pharmaceutical, semiconductor, power generation, chemical, petrochemical, and defense industries. Headquartered in College Station, Texas, the Company's products are sold worldwide by a direct sales force, independent sales representatives, and distributors.

This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are

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beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. See "Risk Factors and Cautionary Statement Regarding Forward-Looking Statements" in the Company's form 10-K for the year ended December 31, 2003.


Investor Relations
Jane A. Smith/V.P.-Corp. Sec.
PH: (979) 690-1711
Web Site: www.oico.com